Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

May 8, 2014

MEDIA CONTACT: Lisa Gagnon

703-903-3385

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC REPORTS NET INCOME OF $4.0 BILLION;

COMPREHENSIVE INCOME OF $4.5 BILLION FOR FIRST QUARTER 2014

Company to Return Additional $4.5 Billion to Taxpayers in Second Quarter

First Quarter 2014 Financial Results

—	First quarter 2014 net income was $4.0 billion – the company’s tenth consecutive quarter of positive earnings, compared to $8.6 billion in the fourth quarter of 2013
—	First quarter 2014 comprehensive income was $4.5 billion, compared to $9.8 billion in the fourth quarter of 2013
—	First quarter financial results were affected by the following significant items:

¡     Legal settlement benefits of $4.9 billion ($3.4 billion after-tax), mostly related to private-label securities litigation

¡     Derivative losses of $2.4 billion ($1.6 billion after-tax), driven by lower long-term interest rates

—	Recent level of earnings is not sustainable over the long term, and earnings may be volatile from period to period

Treasury Draws and Dividend Payments at March 31, 2014

—	Based on March 31, 2014 net worth of $6.9 billion, the company’s June 2014 dividend obligation will be $4.5 billion, bringing total cash dividends paid to Treasury to $86.3 billion
—	Senior preferred stock held by Treasury remains $72.3 billion, as dividend payments do not reduce prior Treasury draws

Housing Market Support Since January 1, 2009

—	Provided $2.3 trillion of liquidity, including $52 billion in the first quarter of 2014, to the mortgage market, that funded:

¡     7.8 million refinancings, including over 140,000 in the first quarter

¡     2.1 million home purchases, including over 104,000 in the first quarter

¡     1.7 million units of multifamily rental housing, including over 51,000 in the first quarter

—	Helped over 987,000 borrowers to avoid foreclosure, including over 34,000 in the first quarter

Credit Quality at March 31, 2014

—	Post-2008 book of business grew to 55 percent of single-family credit guarantee portfolio during the first quarter, excluding HARP and other relief refinance loans which were 21 percent
—	Delinquency rates remained below industry benchmarks:

¡     Single-family serious delinquency rate declined to 2.20 percent

¡     Multifamily delinquency rate was 0.04 percent

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $4.0 billion for the first quarter of 2014, compared to $8.6 billion for the fourth quarter of 2013. The company also reported comprehensive income of $4.5 billion for the first quarter of 2014, compared to $9.8 billion for the fourth quarter of 2013.

Summary Financial Results (1)

		Three Months Ended
($ Billions)		12/31/13	3/31/14	Change
1	Net interest income	$3.8	$3.5	$(0.3)
2	(Provision) benefit for credit losses	0.2	(0.1)	(0.3)
3	Derivative gains (losses)	1.0	(2.4)	(3.3)
4	Net impairment	(1.3)	(0.4)	0.9
5	Other non-interest income	6.1	5.8	(0.3)
6	Non-interest expense	(0.4)	(0.8)	(0.4)

7	Pre-tax income	$9.3	$5.8	$(3.6)
8	Income tax expense	(0.7)	(1.7)	(1.0)

9	Net income	$8.6	$4.0	$(4.6)
10	Total other comprehensive income	1.2	0.5	(0.7)

11	Comprehensive income	$9.8	$4.5	$(5.3)

(1)	Columns and rows may not add due to rounding. See “Appendix - Financial Results Discussion” section for additional information about the company’s financial results for the first quarter of 2014.

Net Income – Freddie Mac’s net income was $4.0 billion for the first quarter of 2014, down $4.6 billion from the fourth quarter of 2013. The decrease primarily reflects a shift to derivative losses in the first quarter of 2014 from derivative gains in the fourth quarter of 2013 as long-term interest rates declined. In addition, the decline in net income was affected by lower legal settlement proceeds and higher income tax expense, partially offset by lower net impairment expense on mortgage-related securities. Absent legal settlements, first quarter 2014 net income would have been significantly lower.

Freddie Mac’s earnings may be volatile due to changes in the fair value of the company’s derivative portfolio, which is used to reduce Freddie Mac’s exposure to interest-rate risk. Fair value changes on derivatives are included in earnings, while fair value changes associated with several of the types of assets and liabilities being hedged are not. Therefore, there can be timing mismatches affecting current period earnings, which may not be reflective of the economics of the company’s business.

Comprehensive Income – Freddie Mac’s comprehensive income was $4.5 billion for the first quarter of 2014, down $5.3 billion from the fourth quarter of 2013. The decrease was primarily driven by lower quarterly net income.

Legal Settlements – Freddie Mac and the Federal Housing Finance Agency (FHFA) continued to reach agreements with a number of institutions to settle litigation related to Freddie Mac’s investment in certain private-label securities (PLS). These settlements contributed $4.5 billion to Freddie Mac’s pre-tax income in the first quarter of 2014, compared to $4.8 billion in the fourth quarter of 2013. Additionally, Freddie Mac entered into agreements with a number of its sellers to resolve certain representation and warranty claims (substantially all of

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

which related to pre-conservatorship loan origination activity) in exchange for one-time cash payments. These payments contributed $0.3 billion to the company’s pre-tax income in the first quarter of 2014, compared to $0.8 billion in the fourth quarter of 2013.

Sustainability of Earnings – The level of earnings Freddie Mac has experienced in recent periods is not sustainable over the long term. Freddie Mac’s recent financial results, particularly the level of loan loss provisioning, have benefited significantly from strong home price appreciation, which is beginning to moderate. Freddie Mac’s 2013 financial results also included a significant benefit related to the release of the deferred tax asset valuation allowance. Additionally, the company’s 2013 and 2014 financial results included legal settlements of both PLS litigation and representation and warranty claims. Freddie Mac’s settlements of representation and warranty claims related to pre-conservatorship loan originations are largely complete while PLS litigation is ongoing and additional settlements are expected in the remainder of 2014. In addition, declines in the size of the company’s mortgage-related investments portfolio, as required by FHFA and the Purchase Agreement with Treasury, will reduce earnings over time. The company’s financial results will also continue to be affected by changes in interest rates, the yield curve, and mortgage spreads, which can cause significant earnings and net worth variability from period to period.

About Freddie Mac’s Conservatorship

Purchase Agreement with Treasury – Freddie Mac has been operating under conservatorship, with FHFA as Conservator, since September 6, 2008. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations. Based on Freddie Mac’s net worth of $6.9 billion at March 31, 2014, less the 2014 capital reserve amount of $2.4 billion, the company’s dividend obligation to Treasury in June 2014 will be $4.5 billion. Including the June 2014 dividend obligation, Freddie Mac’s aggregate cash dividends paid to Treasury will total $86.3 billion, $14.9 billion more than cumulative cash draws of $71.3 billion received from Treasury through March 31, 2014. Under the Purchase Agreement, the payment of dividends does not reduce the outstanding liquidation preference. Accordingly, Treasury still maintains a liquidation preference of $72.3 billion on the company’s senior preferred stock as of March 31, 2014.

Treasury Draws and Dividend Payments

(1)	The initial $1 billion liquidation preference of senior preferred stock was issued to Treasury in September 2008 as consideration for Treasury’s funding commitment. The company received no cash proceeds as a result of issuing this initial $1 billion liquidation preference of senior preferred stock.
(2)	Amount does not include the June 2014 dividend obligation of $4.5 billion.

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended Purchase Agreement does not allow the company to build capital over the long term. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the preceding quarter exceeds an applicable capital amount. The applicable capital amount is $2.4 billion for 2014, and will be reduced by $600 million each year thereafter until it reaches zero on January 1, 2018.

The amount of remaining funding available to Freddie Mac under the Purchase Agreement with Treasury is currently $140.5 billion, and will be reduced by any future draws.

Freddie Mac is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the Purchase Agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “BUSINESS — Conservatorship and Related Matters — Treasury Agreements” in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Remittance of Guarantee Fees to Treasury – In September 2012, Freddie Mac began remitting proceeds to Treasury from the 10 basis point guarantee fee increase required by the Temporary Payroll Tax Cut Continuation Act of 2011. The cumulative expense related to this increase totals $818 million, including $178 million in the first quarter of 2014.

Dodd-Frank Act Stress Test Results – In April 2014, pursuant to a September 2013 FHFA rule implementing the Dodd-Frank Act stress testing requirements, Freddie Mac publicly released its stress test results under a severely adverse scenario which are available at www.Freddiemac.com/investors.

Housing Market Support

Freddie Mac supports the U.S. housing market by ensuring credit availability for new and refinanced mortgages as well as rental housing. The company also helps struggling homeowners avoid foreclosure and stabilizes communities nationwide. Since the beginning of 2009, Freddie Mac has helped 11.6 million American families own or rent a home and another 987,000 families avoid foreclosure. At the same time, the company is working with FHFA, its customers and the industry to build a stronger housing finance system for the nation.

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

Number of Families Helped

(Thousands)		2009	2010	2011	2012	2013	YTD 3/31/14	Cumulative Total
1	Number of families helped to own or rent a home	2,480	2,089	1,830	2,472	2,458	295	11,624
2	Relief refinance borrowers (includes HARP)(1)	169	533	453	687	611	59	2,512
3	Other refinance borrowers(1)	1,595	947	740	996	944	81	5,303
4	Purchase borrowers(1)	460	378	326	353	515	104	2,136
5	Multifamily rental units	256	231	311	436	388	51	1,673
6	Number of single families helped to avoid foreclosure(2)	133	275	208	169	168	34	987
7	Loan modifications	65	170	109	70	83	19	516
8	Repayment plans	34	31	33	33	29	8	168
9	Forbearance agreements	15	35	20	13	12	2	97
10	Short sales & deed-in-lieu of foreclosure transactions	19	39	46	53	44	5	206
11	Total (lines 1+6)	2,613	2,364	2,038	2,641	2,626	329	12,611

(1)	For the periods presented, a borrower may be counted more than once if the company purchased more than one loan (purchase or refinance mortgage) relating to the same borrower.
(2)	These categories are not mutually exclusive and a borrower in one category may also be included within another category in the same period. For the periods presented, a borrower may subsequently go into foreclosure.

Providing Liquidity – Freddie Mac provides access to financing for new and refinanced mortgages and rental housing. Since the beginning of 2009, the company has provided $2.3 trillion in liquidity to the market through its purchases of loans and issuances of mortgage-related securities, including $52 billion during the first quarter of 2014.

Market Liquidity Provided (1)

($ Billions)		2009	2010	2011	2012	2013	YTD 3/31/14	Cumulative Total
1	Single-family purchases or issuances(1)	$483	$390	$321	$427	$423	$49	$2,093
2	Relief refinance mortgages (includes HARP)	35	106	82	123	99	9	454
3	Other refinance mortgages	345	200	168	228	210	17	1,168
4	Purchase mortgages	94	78	71	76	114	23	456
5	Other(2)	9	6	-	-	-	-	15
6	Multifamily loan purchases or guarantees(1)(3)	$17	$16	$20	$29	$26	$3	$111
7	Other(4)	$46	$-	$8	$-	$4	$-	$58
8	Total (lines 1+6+7)	$546	$406	$349	$456	$453	$52	$2,262

(1)	Based on unpaid principal balance (UPB) and includes other guarantee commitments.
(2)	Includes Ginnie Mae Certificates, HFA initiative-related guarantees, and Other Guarantee Transactions.
(3)	Excludes Multifamily issuances of K-deals.
(4)	Consists of non-Freddie Mac mortgage-related securities purchased for the company’s mortgage-related investments portfolio.

Enabling Refinance Activity – Freddie Mac helps borrowers lower their payments and/or improve their mortgage terms by purchasing refinance mortgages. Refinance purchases of $26 billion accounted for 53 percent of the company’s single-family mortgage purchase volume during the first quarter of 2014. The company

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

estimates that the homeowners who refinanced during the first quarter will reduce their mortgage interest payments by an average of about $2,600 during the first 12 months. Since the beginning of 2009, the company has helped over 7.8 million homeowners refinance their homes.

Through Freddie Mac’s relief refinance initiative, which includes the Home Affordable Refinance Program (HARP) for loans above 80 percent LTV, the company provided streamlined refinances to nearly 59,000 borrowers during the first quarter of 2014. This included approximately 30,000 HARP borrowers that will reduce their mortgage interest payments by an average of nearly $2,800 during the first 12 months.

Preventing Foreclosures – Freddie Mac helps struggling borrowers retain their homes or otherwise avoid foreclosure. During the first quarter of 2014, the company completed over 34,000 single-family loan workouts, including nearly 19,000 loan modifications. This brings the total number of homeowners the company has helped to avoid foreclosure to over 987,000 since the beginning of 2009.

In addition, when foreclosure is unavoidable, Freddie Mac has further helped to stabilize communities by focusing its real estate owned (REO) home sales on owner-occupants, who have made up two–thirds of its purchasers since the beginning of 2009, and by promoting industry-leading standards for property preservation.

Building a Stronger Mortgage Market –Working with FHFA and the industry, Freddie Mac continues to innovate to help develop a stronger, more efficient mortgage market that benefits the nation’s homebuyers and taxpayers. These efforts include shifting risk to the private market through innovative capital market transactions like Structured Agency Credit Risk (STACR) debt notes and multifamily K-deal securities, strengthening the mortgage market’s infrastructure through the Uniform Mortgage Data Program and the Common Securitization Platform and building a more efficient, customer-focused company.

Credit Quality

New Single-Family Book – At March 31, 2014, the company’s new single-family book (loans acquired after 2008, excluding HARP and other relief refinance mortgages) accounted for 55 percent of the UPB of Freddie Mac’s single-family credit guarantee portfolio. Since 2008, Freddie Mac has enhanced its credit and underwriting policies, mortgage lenders have delivered fewer loans with higher-risk characteristics, and overall the company has seen positive changes in the underwriting practices of lenders and mortgage insurers. These factors have contributed to the improved credit quality of the company’s new single-family book, including low delinquency rates and credit losses.

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

Single-Family Credit Guarantee Portfolio – Concentration of Credit Risk

	As of 3/31/14		YTD 3/31/14
	% of Portfolio	Serious Delinquency Rate	% of Credit Losses
New single-family book (1)	55%	0.24%	3%
HARP and other relief refinance loans	21	0.65%	8
2005-2008 legacy single-family book	15	8.25%	77
Pre-2005 legacy single-family book	9	3.16%	12
Total	100%	2.20%	100%

(1)	Loans acquired after 2008. Excludes HARP and other relief refinance loans.

HARP and Other Relief Refinance Loans – HARP and other relief refinance loans represented 21 percent of the UPB of Freddie Mac’s single-family credit guarantee portfolio at March 31, 2014. HARP loans generally reflect many of the credit risk attributes of the original loans, particularly LTV ratios, and thus generally present higher risk to the company than other refinance loans the company has purchased since 2009. However, in many cases, the borrowers’ payments are reduced through HARP refinancing, thereby strengthening the borrowers’ potential to make their mortgage payments.

2005-2008 Legacy Single-Family Book – Freddie Mac’s 2005-2008 legacy single-family book continues to represent a declining portion of the company’s single-family credit guarantee portfolio. At March 31, 2014, the 2005-2008 legacy single-family book represented 15 percent of the UPB of the company’s single-family credit guarantee portfolio, but accounted for 77 percent of the company’s single-family credit losses during the first quarter of 2014. The gradual reduction of Freddie Mac’s 2005-2008 legacy single-family book has positively impacted the payment performance of its overall single-family credit guarantee portfolio.

Single-Family Credit Guarantee Portfolio Purchases – LTV Ratios and Credit Scores

	2009	2010	2011	2012	2013	YTD 3/31/14
Weighted Average Original LTV Ratio:
Relief refinance (includes HARP)	80%	77%	77%	97%	91%	86%
All other	66%	67%	67%	68%	71%	75%
Total purchases	67%	70%	70%	76%	75%	77%
Weighted Average Credit Score:
Relief refinance (includes HARP)	738	747	744	740	727	711
All other	757	758	759	762	756	747
Total purchases	756	755	755	756	749	740

Total single-family loans (including relief refinance loans) purchased by Freddie Mac in the first quarter of 2014 had a weighted average original LTV ratio of 77 percent and a weighted average FICO score of 740. Recent

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

trends in LTV ratios and credit scores reflect, in part, a higher proportion of home purchase loans in the company’s loan acquisition volume and continued purchases of HARP loans.

Single-family serious delinquency rate was 2.20 percent at March 31, 2014, compared to 2.39 percent at December 31, 2013. The company’s single-family serious delinquency rate is substantially below the rate for the entire U.S. mortgage market. According to the Mortgage Bankers Association’s National Delinquency Survey, the serious delinquency rate on first-lien single-family loans in the U.S. mortgage market was 5.41 percent at December 31, 2013, which is the most recent date for which data is available. Freddie Mac’s delinquency rates continue to be affected by delays, including those due to increases in foreclosure process timeframes, general constraints on servicer capacity and court backlogs (in states that require judicial foreclosure process).

Multifamily delinquency rate (based on loans 60 days or more past due or in the process of foreclosure) was 0.04 percent at March 31, 2014, compared to 0.09 percent at December 31, 2013, reflecting continued strong multifamily portfolio performance.

Additional Information

For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and the company’s

Consolidated Financial Statements and Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its single-family, multifamily and investment businesses, its loan workout initiatives and other efforts, and other programs to assist the U.S. residential mortgage market, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, and new accounting guidance, credit quality of loans the company owns or guarantees, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this press release.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. Additional information is available at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

Appendix - Financial Results Discussion

Summary Consolidated Statements of Comprehensive Income (1)

		Three Months Ended
($ Billions)		12/31/13	3/31/14	Change
1	Net interest income	$3.8	$3.5	$(0.3)
2	(Provision) benefit for credit losses	0.2	(0.1)	(0.3)
3	Derivative gains (losses)	1.0	(2.4)	(3.3)
4	Net impairments of AFS securities recognized in earnings	(1.3)	(0.4)	0.9
5	Other non-interest income	6.1	5.8	(0.3)

6	Non-interest income (loss)	5.8	3.1	(2.6)
7	Administrative expenses	(0.5)	(0.5)	0.0
8	REO operations expense	(0.0)	(0.1)	(0.0)
9	Temporary Payroll Tax Cut Continuation Act of 2011 expense	(0.2)	(0.2)	(0.0)
10	Other non-interest income (expense)	0.3	(0.1)	(0.4)

11	Non-interest expense	(0.4)	(0.8)	(0.4)
12	Pre-tax income	9.3	5.8	(3.6)
13	Income tax expense	(0.7)	(1.7)	(1.0)

14	Net income	$8.6	$4.0	$(4.6)
15	Total other comprehensive income	1.2	0.5	(0.7)

16	Comprehensive income	$9.8	$4.5	$(5.3)

(1)	Columns and rows may not add due to rounding.

Net interest income was $3.5 billion for the first quarter of 2014, compared to $3.8 billion for the fourth quarter of 2013. Net interest yield was 72 basis points for the first quarter of 2014, compared to 76 basis points for the fourth quarter of 2013. The decreases in both net interest income and net interest yield primarily reflect a decline in the balance of higher-yielding mortgage-related assets due to continued liquidations.

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

(Provision) benefit for credit losses was provision expense of $85 million for the first quarter of 2014, compared to a benefit of $201 million for the fourth quarter of 2013. The shift was mostly due to a $0.5 billion decrease in recoveries from settlements of representation and warranty claims.

The company’s loan loss reserve balance is increased by a provision for credit losses (and decreased by a benefit for credit losses) and reduced by charge-offs. Freddie Mac’s loan loss reserves were $24.1 billion at March 31, 2014, compared to $24.7 billion at December 31, 2013.

Derivative gains (losses) was a loss of $2.4 billion for the first quarter of 2014, compared to a gain of $1.0 billion for the fourth quarter of 2013. The shift to a loss in the first quarter of 2014 was primarily driven by losses on the net pay-fixed swap portfolio as long-term interest rates decreased.

Net impairment of AFS securities recognized in earnings was $364 million for the first quarter of 2014, compared to $1.3 billion for the fourth quarter of 2013. Fourth quarter net impairment expense included the impact of implementing enhanced model assumptions to project cash flows on certain modified loans collateralizing non-agency mortgage-related securities.

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

Other non-interest income was $5.8 billion for the first quarter of 2014, compared to $6.1 billion for the fourth quarter of 2013. The decrease was mostly driven by a $0.3 billion decrease in settlement proceeds related to PLS litigation in the first quarter of 2014.

Non-interest expense was $771 million for the first quarter of 2014, compared to $390 million for the fourth quarter of 2013. Fourth quarter non-interest expense included a benefit of $350 million related to the Lehman bankruptcy settlement.

Income tax expense was $1.7 billion for the first quarter of 2014, compared to $731 million for the fourth quarter of 2013. The increase was primarily driven by a higher effective tax rate in the first quarter of 2014. The company’s income tax results for 2013 were impacted by the release of the deferred tax asset valuation allowance. In 2014, the company expects its effective tax rate to be marginally below the statutory rate of 35 percent.

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

Total other comprehensive income was $479 million for the first quarter of 2014, compared to $1.2 billion for the fourth quarter of 2013. The decrease reflects lower reclassifications to earnings of other-than-temporary impairments on non-agency securities in the first quarter. The decrease also reflects lower fair value gains on non-agency securities as spreads tightened less in the first quarter compared to the fourth quarter, largely offset by fair value gains on available-for-sale (AFS) securities due to declines in interest rates.

Segment Financial Results – Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Single-family Guarantee, Investments and Multifamily. Certain activities that are not part of a reportable segment are included in the All Other category.

Summary of Segment Earnings (Loss) and Comprehensive Income (Loss) (1)

		Three Months Ended
($ Billions)		12/31/13 (2)	3/31/14	Change
	Segment Earnings (loss), net of taxes
1	Single-family Guarantee	$1.3	$0.3	$(0.9)
2	Investments	6.9	3.3	(3.6)
3	Multifamily	0.5	0.4	(0.1)
4	All Other	(0.0)	(0.0)	(0.0)

5	Total Segment Earnings (loss), net of taxes	$8.6	$4.0	$(4.6)

	Comprehensive income (loss) of segments
6	Single-family Guarantee	$1.3	$0.3	$(1.0)
7	Investments	8.3	3.8	(4.5)
8	Multifamily	0.2	0.4	0.3
9	All Other	0.1	(0.0)	(0.1)

10	Comprehensive income (loss) of segments	$9.8	$4.5	$(5.3)

(1)	Columns and rows may not add due to rounding.
(2)	In the first quarter of 2014, Freddie Mac revised its inter-segment allocations for the change in fair value of the Multifamily segment’s investment securities and held-for-sale loans. Prior period results presented above have been revised. See “NOTE 13: SEGMENT REPORTING” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 for additional information.

Freddie Mac First Quarter 2014 Financial Results

May 8, 2014

Single-family Guarantee segment earnings were $313 million for the first quarter of 2014, compared to $1.3 billion for the fourth quarter of 2013. The decrease primarily reflects higher income tax expense, lower non-interest income and higher provision for credit losses. Comprehensive income for the Single-family Guarantee segment approximated segment earnings for both the first quarter of 2014 and fourth quarter of 2013.

Investments segment earnings were $3.3 billion for the first quarter of 2014, compared to $6.9 billion for the fourth quarter of 2013. The decrease was mostly driven by a shift to derivative losses in the first quarter of 2014 from derivative gains in the fourth quarter of 2013. Comprehensive income for the Investments segment was $3.8 billion for the first quarter of 2014, compared to $8.3 billion for the fourth quarter of 2013. The decrease reflects lower segment earnings, coupled with lower fair value gains on non-agency AFS securities as spreads tightened less in the first quarter of 2014 compared to the fourth quarter of 2013.

Multifamily segment earnings were $418 million for the first quarter of 2014, down slightly from $491 million for the fourth quarter of 2013. Comprehensive income for the Multifamily segment was $418 million for the first quarter of 2014, compared to $164 million for the fourth quarter of 2013. The improvement primarily reflected an increase in the fair value of AFS securities driven by favorable market movements.